Exhibit 99.1

LKQ Initiates Strategic Review to Maximize Shareholder Value

ANTIOCH, Tenn., January 26, 2026 (GLOBE NEWSWIRE) -- LKQ Corporation (Nasdaq: LKQ) (“LKQ” or “the Company”) today announced that its Board of Directors has initiated a comprehensive review of strategic alternatives to enhance shareholder value. As part of the review, the Board is working with its advisors to evaluate the Company’s strategic alternatives, including a potential sale of the Company.

“The Board and management continually evaluate the Company’s performance and strategic positioning as part of our responsibility to maximize shareholder returns,” said John Mendel, Chairman of the Board. “Consistent with this commitment, we have initiated a formal review of strategic alternatives to identify the best path forward to unlock value that is not reflected in our current valuation.”

Separately, the Company is continuing with its previously announced process to explore the potential sale of its Specialty segment.

There is no deadline or definitive timetable set for completion of this strategic review, and there can be no assurance the review will result in any transaction or other strategic outcome. LKQ does not intend to disclose or comment on developments related to this review unless further disclosure is appropriate or required by law.

LKQ has engaged BofA Securities as its financial advisor and Wachtell, Lipton, Rosen & Katz as its legal counsel.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward-Looking Statements

Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.

Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include, among others, changes in our cash position or cash requirements for other purposes, fluctuations in the price of our common stock, general market conditions, and stockholder response to the repurchase program; and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

Investor Contact:
Joseph P. Boutross - Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

Media Contact:
Whit Clay - Partner
Longacre Square Partners
(917) 601-6012
wclay@longacresquare.com